RUBICON MINERALS CORPORATION

Consolidated Financial Statements
(Stated in Canadian Dollars)

December 31, 2004
and
December 31, 2003

D E V I S S E R G R A Y
CHARTERED ACCOUNTANTS

401 - 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

AUDITORS' REPORT

To the Shareholders of Rubicon Minerals Corporation

We have audited the consolidated balance sheets and consolidated statements of deferred property costs of Rubicon Minerals Corporation as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of materials misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and cash flow for each of the years in the three year period ended December 31, 2003 in accordance with generally accepted accounting principles in Canada.

"De Visser Gray"

CHARTERED ACCOUNTANTS

Vancouver, British Columbia
March 7, 2005, except as to Note 13
which is as of March 30, 2005

RUBICON MINERALS CORPORATION
Consolidated Balance Sheets
(Stated in Canadian Dollars)

	As at December 31,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$6,941,848	$11,302,074
Amounts receivable	263,731	953,065
Prepaid expenses	64,202	20,404
	7,269,781	12,275,543

Investments (note 4)	3,177,783	366,833
Equipment - net of accumulated amortization of $92,004
(2002 - $79,460)	56,604	44,103
Deferred property costs (note 6)	19,815,494	17,276,818
	$30,319,662	$29,963,297

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$897,397	$729,966

Non-controlling interest (note 5)	474,340	682,594

Shareholders' equity
Share capital (note 7)	39,184,721	35,911,629
Contributed surplus (note 7)	1,960,463	753,531
Deficit	(12,197,259)	(8,114,423)
	28,947,925	28,550,737
	$30,319,662	$29,963,297

See accompanying notes to the consolidated financial statements

Approved by the Board of Directors:

David Adamson	John R. Brodie, FCA
Director	Director

RUBICON MINERALS CORPORATION
Consolidated Statements of Operations and Deficit
(Stated in Canadian Dollars)

	For the years ended December 31,
	2004	2003	2002

Expenses
Amortization	$19,130	$12,543	$9,895
Consulting	187,032	124,726	112,500
Investor relations	354,539	413,911	316,536
Office	220,635	119,189	51,912
Professional fees	238,463	186,221	117,506
Rent	59,127	68,634	65,621
Salaries	528,836	335,142	138,835
Stock-based compensation (notes 2 and 7)	983,380	556,046	145,355
Telephone	15,121	7,910	4,530
IPO costs of Subsidiary	411,188	-	-
Transfer agent and regulatory filing fees	130,095	153,341	36,443
Travel and accommodation	35,225	28,417	5,783
Write-off of deferred property costs	1,928,106	432,915	171,358

Loss before other items:	(5,110,877)	(2,438,995)	(1,176,274)
Corporate capital tax expense	-	(47,012)	-
Gain on sale of investments (note 4)	694,769	19,703	-
Interest and miscellaneous income	150,018	153,910	74,162
Equity loss	(25,000)	-	-
Allocation of subsidiary's loss to minority interest	208,254	-	-

Net loss for the year	(4,082,836)	(2,312,394)	(1,102,112)
Deficit, beginning of year	(8,114,423)	(5,802,029)	(4,699,917)
Deficit, end of year	$(12,197,259)	$(8,114,423)	$(5,802,029)

Loss per share (note 9)	$(0.07)	$(0.05)	$(0.04)
Weighted average number of common shares outstanding	52,919,912	43,240,383	31,010,908

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Cash Flows
(Stated in Canadian Dollars)

	For the years ended December 31,
	2004	2003	2002
Cash Provided by (Used for):
Operating Activities
Net loss for the year	$(4,082,836)	$(2,312,394)	$(1,102,112)
Adjustment for items which do not involve cash:
Gain on sale of investments	(694,769)	(19,703)	-
Stock-based compensation	1,100,980	556,046	145,355
Allocation of subsidiary's loss to minority interest	(208,254)	-	-
Equity loss	25,000	-	-
Amortization	19,130	12,543	9,895
Write-off of deferred property costs	1,928,106	432,915	171,358
	(1,912,643)	(1,330,593)	(775,504)
Changes in non-cash working capital components:
Prepaid expenses	(43,798)	(14,948)	1,407
Amounts receivable	689,334	(768,668)	(63,598)
Accounts payable and accrued liabilities	167,431	124,458	419,547
	(1,099,676)	(1,989,751)	(418,148)
Investing Activities*
Deferred property costs	(9,027,662)	(9,728,862)	(7,936,059)
Purchase of equipment	(31,631)	(17,692)	(21,334)
Purchase of investments (notes 4 and 5)	(4,004,193)	(300,000)	-
Proceeds on sales of investments	2,489,294	33,737	-
Cash acquired in capital transaction (note 5)	-	714,031	-
	(10,574,192)	(9,298,786)	(7,957,393)
Financing Activities*
Common shares issued for cash	3,628,330	17,700,909	6,071,814
Share issue costs	(413,658)	(1,238,338)	(272,716)
Recovery of property costs incurred	3,857,365	4,677,732	2,558,828
Management and administration fees received	241,605	290,342	168,895
	7,313,642	21,430,645	8,526,821

Net cash (used) provided during the year	(4,360,226)	10,142,108	151,280
Cash and cash equivalents, beginning of year	11,302,074	1,159,966	1,008,686
Cash and cash equivalents, end of year	$6,941,848	$11,302,074	$1,159,966

*Supplemental Disclosure of Non-Cash Investing and Financing Activities

During the fiscal year ended December 31, 2004, the Company issued 123,827 (2003 - 602,811; 2002 - 1,426,028) of its common shares at a value of $164,372 (2003 - $711,381; 2002 - $1,656,612), issued 195,064 broker warrants having a fair value of $118,417 and received 1,345,282 (2003 - 1,356,948; 2002 - 125,000) common shares of other companies valued at $626,282 (2003 - $340,748; 2002 - $20,000) pursuant to the terms of property joint venture agreements. During the fiscal year ended December 31, 2002, the Company issued 100,000 stock options having a fair value of $52,130 pursuant to the terms of a property acquisition agreement.

Refer also to notes 4, 5 and 8.

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
(Stated in Canadian Dollars)

	Balance	Gross	Write-off or	Balance	Gross	Write-off or	Balance
	December	Expenditures	Recovery	December	Expenditures	Recovery	December
	31, 2002	2003	2003	31, 2003	2004	2004	31, 2004
CANADA
ONTARIO
RED LAKE MINING
DIVISION
McFinley Property
Acquisition and option payments	$2,592,103	$174,503	$-	$2,766,606	$360,092	$-	$3,126,698
Exploration costs
Geological and geochemical	596,447	591,763	-	1,188,210	80,818	-	1,269,028
Drilling	295,516	1,580,938	-	1,876,454	1,731,442	-	3,607,896
Geophysical	78,365	21,437	-	99,802	1,345	-	101,147
Travel and accommodation	20,616	75,605	-	96,221	40,529	-	136,750
Other	25,139	4,520	-	29,659	1,637	-	31,296
	3,608,186	2,448,766	-	6,056,952	2,215,863	-	8,272,815

Other Red Lake Properties
Acquisition and option payments	519,970	356,437	(280,450)	595,957	73,768	(230,862)	438,863
Exploration costs
Geological and geochemical	495,141	493,511	(374,149)	614,503	289,371	(167,157)	736,717
Drilling	381,223	1,812,260	(1,644,621)	548,862	676,490	(628,929)	596,423
Geophysical	174,315	272,997	(150,224)	297,088	78,641	(95,419)	280,310
Travel and accommodation	33,841	74,628	(67,686)	40,783	47,339	(18,652)	69,470
Other	3,118	-	-	3,118	-	(137)	2,981
Administration fees (earned)	(201,540)	-	(169,422)	(370,962)	-	(65,082)	(436,044)
	1,406,068	3,009,833	(2,686,552)	1,729,349	1,165,609	(1,206,238)	1,688,720

McCuaig JV Project
Acquisition and option payments	79,940	-	-	79,940	24,000	-	103,940
Exploration costs
Geological and geochemical	399,753	30,748	(16,167)	414,334	57,552	(32,385)	439,501
Drilling	873,632	197,590	(79,036)	992,186	252,436	(100,975)	1,143,647
Geophysical	27,202	800	(320)	27,682	-	(257)	27,425
Travel and accommodation	22,991	6,993	(2,792)	27,192	7,904	(2,904)	32,192
Other	1,400	-	-	1,400	1,000	(400)	2,000
Administration fees (earned)	(10,144)	-	(6,742)	(16,886)	-	(10,492)	(27,378)
	1,394,774	236,131	(105,057)	1,525,848	342,892	(147,413)	1,721,327

English Royalty Division
Properties
Acquisition and option payments	-	954,118	(428,680)	525,438	249,952	(604,058)	171,332
Exploration costs
Geological and geochemical	-	86,420	-	86,420	158,449	-	244,869
Travel and accommodation	-	2,328	-	2,328	3,201	-	5,529
Other	-	23	-	23	84	-	107
	-	1,042,889	(428,680)	614,209	411,686	(604,058)	421,837

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
(Stated in Canadian Dollars)

			Write-off
	Balance	Gross	or	Balance	Gross	Write-off or	Balance
	December 31,	Expenditures	Recovery	December	Expenditures	Recovery	December
	2002	2003	2003	31, 2003	2004	2004	31, 2004
ONTARIO (continued)
Other Ontario Properties
Acquisition and option payments	$41,310	$-	$-	$ 41,310	$-	$(41,310)	$-
Exploration costs
Geological and geochemical	22,722	-	-	22,722	-	(22,722)	-
Geophysical	56,362	-	-	56,362	-	(56,362)	-
Travel and accommodation	1,322	-	-	1,322	-	(1,322)	-
	121,716	-	-	121,716	-	(121,716)	-

NEWFOUNDLAND
GOLD PROPERTIES
StarTrack Trend Properties
Acquisition and option payments	196,826	111,752	-	308,578	86,408	(150,744)	244,242
Exploration costs
Geological and geochemical	165,282	252,374)	-	429,479	90,306	(72,340)	447,445
Drilling	-	-	-	-	224,058	(100,000)	124,058
Geophysical	11,822	57,197	-	57,197	-	(56,715)	482
Travel and accommodation	9,380	647	-	10,026	1,277	(734)	10,569
Other	450	-	-	450	3,130	-	3,580
	383,760	421,970	-	805,730	405,179	(380,533)	830,376

Golden Promise Trend
Properties
Acquisition and option payments	146,887	379,302	(236,578)	289,611	219,495	(360,680)	148,426
Exploration costs
Geological and geochemical	146,369	410,901	(318,628)	238,642	622,733	(608,021)	253,354
Drilling	113,636	208,665	(213,796)	108,505	392,168	(328,608)	172,065
Geophysical	11,443	464,315	(358,437)	117,321	-	(62,742)	54,579
Travel and accommodation	5,251	3,563	(2,459)	6,355	16,188	(14,807)	7,736
Other	-	-	-	-	296	(296)	-
Administration fees (earned)	-	-	(74,203)	(74,203)	-	(104,641)	(178,844)
	423,586	1,466,746	(1,204,101)	686,231	1,250,880	(1,479,795)	457,316

Avalon Trend Properties
Acquisition and option payments	55,340	47,226	-	102,566	109,725	(52,508)	159,783
Exploration costs
Geological and geochemical	143,427	152,786	-	296,213	339,711	(380,247)	255,677
Drilling				-	263,443	(263,443)	-
Travel and accommodation	3,072	1,425	-	4,497	2,115	(2,433)	4,179
Other	-	-	-	-	1,366	(641)	725
Administration fees (earned)	-	-	-	-	-	(42,671)	(42,671)
	201,839	201,437	-	403,276	716,360	(741,943)	377,693

Glenwood-Botwood Trend
Properties
Acquisition and option payments	398,773	91,506	(166,437)	323,842	246,707	(168,199)	402,350
Exploration costs
Geological and geochemical	286,659	489,568	(194,384)	581,843	502,002	(68,856)	1,014,989
					395,568	(104,467)	291,101
Geophysical	204,521	292,828	(260,543)	236,806	39,279	(20,056)	256,029
Travel and accommodation	5,173	1,579	(903)	5,849	5,534	(1,357)	10,026
Administration fees (earned)	-	-	(39,887)	(39,887)	-	(3,026)	(42,913)
	895,126	875,481	(662,154)	1,108,453	1,189,090	(365,961)	1,931,582

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
(Stated in Canadian Dollars)

			Write-off
	Balance	Gross	or	Balance	Gross	Write-off or	Balance
	December	Expenditures	Recovery	December	Expenditures	Recovery	December
	31, 2002	2003	2003	31, 2003	2004	2004	31, 2004
NEWFOUNDLAND
GOLD PROPERTIES (continued)
New World Trend Property
Acquisition and option payments	$35,040	$(18,950)	$-	$16,090	$53,600	$-	$69,690
Exploration costs
Geological and geochemical	85,357	148,522	-	233,879	69,566	-	303,445
					567	-	567
Travel and accommodation	1,766	51	-	1,817	43	-	1,860
	122,163	129,623	-	251,786	123,776	-	375,562

GNP Trend Property
Acquisition and option payments	117,071	(82,900)	-	34,171	-	(34,171)	-
Exploration costs
Geological and geochemical	25,010	2,247	-	27,257	-	(27,257)	-
Travel and accommodation	3,373	-	-	3,373	-	(3,373)	-
	145,454	(80,653)	-	64,801	-	(64,801)	-

NEWFOUNDLAND
Base Metal Properties
Acquisition and option payments	266,157	64,773	(46,039)	284,891	104,543	(299,742)	89,692
Exploration costs
Geological and geochemical	511,960	87,010	(208,562)	390,408	100,984	(242,621)	248,771
Drilling	538,236	1,757	(23,825)	516,168	122,758	(347,192)	291.734
Geophysical	169,913	16,194	(16,205)	169,902	1,316	(88,581)	82,637
Travel and accommodation	39,580	10,286	(16,596)	33,270	6,689	(17,972)	21,987
Other	9,612	208	(726)	9,094	-	(8,869)	225
Administration fees (earned)	(84,947)	-	-	(84,947)	-	84,947	-
	1,450,511	180,228)	(311,953)	1,318,786	336,290	(920,030)	735,046

BRITISH COLUMBIA
Axelgold and Thumb Peak
Acquisition and option payments	434,571	1,267	-	435,838	-	(435,838)	-
Exploration costs
Geological and geochemical	59,041	(326)	-	58,715	601	(59,316)	-
Drilling	1,099	-	-	1,099	151	(1,250)	-
Travel and accommodation	2,921	22	-	2,943	-	(2,943)	-
Administration fees (earned)	(63,860)	-	-	(63,860)	-	63,860	-
	433,772	963	-	434,735	752	(435,487)	-

NUNAVUT, BAFFIN ISLAND
Incognita Joint Venture Property
Acquisition and option payments	84,048	-	-	84,048	65,000	(149,048)	-
Exploration costs
Geological and geochemical	83,759	5,742	(2,404)	87,097	(66,677)	(20,420)	-
Drilling	32,758	-	-	32,758	97,050	(129,808)	-
Geophysical	14,151	-	-	14,151	-	(14,151)	-
Travel and accommodation	4,294	-	-	4,294	8,000	(12,294)	-
Other	354	-	-	354	22,178	(22,532)	-
Administration fees (earned)	(197,520)	-	(88)	(197,608)	-	197,608	-
	21,844	5,742	(2,492)	25,094	125,551	(150,645)	-

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
(Stated in Canadian Dollars)

			Write-off
	Balance	Gross	or	Balance	Gross	Write-off or	Balance
	December	Expenditures	Recovery	December	Expenditures	Recovery	December
	31, 2002	2003	2003	31, 2003	2004	2004	31, 2004
UNITED STATES OF AMERICA
ALASKA (note 9)
Palmer Property
Acquisition and option payments	$800,865	$107,524	$-	$908,389	$136,566	$-	$1,044,955
Exploration costs
Geological and geochemical	213,957	(4,025).	-	209,932	161,300	-	371,232
Drilling	680,324	1,891	-	682,215	-	-	682,215
Travel and accommodation	13,193	4,810	-	18,003	-	-	18,003
Other	17,458	555	-	18,013	-	-	18,013
Administration fees (earned)	(76,483)	-	-	(76,483)	-	-	(76,483)
	1,649,314	110,755	-	1,760,069	297,866	-	2,057,935

ARIZONA
Yuma King Property
Acquisition and option payments	-	-	-	-	54,202	-	54,202
Exploration costs
Geological and geochemical	-	-	-	-	16,484	-	16,484
Travel and accommodation	-	-	-	-	1,188	-	1,188
	-	-	-	-	71,874	-	71,874

NEVADA (note 5)
Other Properties
Acquisition and option payments	-	369,783	-	369,783	419,572	(23,505)	765,850
Exploration costs
Geological and geochemical	-	-	-	-	118,794	(11,233)	107,561
	-	369,783	-	369,783	538,366	(34,738)	873,411

Deferred Property Costs	$12,258,113	$10,419,694	$(5,400,989)	$17,276,818	$9,192,034	$(6,653,358)	$19,815,494

Property Costs Written-off

The composition of the write-off figures by property classification is as follows:

	2004	2003
Other Red Lake Properties	$226,527	$6,457
Other Ontario	121,716	-
Newfoundland Base Metal Properties	446,942	398,368
Other Newfoundland Properties	493,817	26,695
Nunavut Properties	150,645	-
British Columbia Properties	435,487	-
Other Properties	52,972	1,395
Total costs written-off	1,928,106	432,915
Aggregate cost recoveries and administration fees received	4,725,252	4,968,074
Gross write-offs and recoveries	$6,653,358	$5,400,989

See accompanying notes to the consolidated financial statements

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

1.          NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated in British Columbia, Canada and is primarily involved in the acquisition and exploration of mineral property interests in Canada, in the United States and in the Democratic Republic of Congo. At the date of these financial statements, the Company has not been able to identify a known body of commercial grade ore on any of its properties and the ability of the Company to recover the costs it has incurred to date on these properties is dependent upon the Company being able to identify a commercial ore body, to finance its exploration and development costs and to resolve any environmental, regulatory, or other constraints which may hinder the successful development of the property.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

These consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. As described in note 10, these principles differ in certain respects from principles and practices generally accepted in the United States ("US"). Summarized below are those policies considered particularly significant to the Company. References to the Company included herein are inclusive of the accounts of the parent company and its subsidiaries - Toquima Minerals Corporation at December 31, 2004 and 2003 and Rubicon Minerals USA Inc. as at the 2002 year end. The investment in Africo Resources Ltd. is accounted for on an equity basis.

All intercompany balances have been eliminated.

Deferred Property Costs

Acquisition, option payments and direct exploration costs are deferred until the properties are placed into production, sold or abandoned, at which time theses deferred costs will either be amortized on a unit-of-production basis, charged to operations if sold, or written-off.

Deferred property cost includes any cash consideration and advance royalties paid, and the fair market value of shares issued, if any, on the acquisition of mineral property interests. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property claim acquisition, option payments and direct exploration costs represent actual expenditures incurred and are not intended to reflect present or future values.

The Company reviews capitalized costs on its property interests on a periodic and annual basis for impairment in value based upon current exploration results and upon management's assessment of the future probability of profitable revenues from the property or from the sale of the property. Management's assessment of the property's estimated current fair market value may also be based upon a review of other property transactions that have occurred in the same geographic area as that of the property under review.

Administration and management fees earned, which generally range from 8% to 10% of the allowable expenditures associated with exploration on certain properties, are offset against the historical costs deferred on those properties. Administrative costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of any contingent assets and liabilities as at the date of the financial statements, as well as the reported amounts of revenues earned and expenses incurred during the period. Actual results could differ from those estimates.

The Company's investments in marketable securities are items that, due to expected market volume and price fluctuations, may yield net realizable values that are materially different from their current book values at any point in time. Other items involving substantial measurement uncertainty are the carrying costs of mineral property interests and the determination of stock-based compensation.

Equipment

Equipment is recorded and amortized over their estimated useful economic lives using declining balance method at annual rates of 20% for office furniture and equipment, 30% for computer equipment and 50% for software. Leasehold improvements are amortized on a straight-line basis over 10 years.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The Canadian dollar is the functional currency of all of the Company's operations which are classified as integrated for foreign currency translation purposes, and under this method translation gains or losses are included in the determination of net income or loss. Monetary assets and liabilities have been translated into Canadian dollars at the exchange rate in effect at balance sheet date. Non-Monetary assets, liabilities, revenues and expenses have been translated into Canadian dollars at the rate of exchange prevailing on the respective dates.

Joint Ventures

The Company conducts some of its mineral property exploration activities in conjunction with other companies in unincorporated joint ventures. The Company accounts for its interests in joint ventures using the proportionate consolidation method.

Financial Instruments and Financial Risk

The Company's financial instruments consists of current assets and current liabilities, the fair values of which approximate their carrying amounts due to the short-term nature of these instruments.

Investments

The Company's investments are carried at cost and considered non-current assets as the Company intends to hold them for a period of greater than one year. If there is a loss in value that is other than temporary, the investments are written-down to their estimated market values.

Share Capital

Common shares issued for non-monetary consideration are recorded at the fair market value based upon the lower of the trading price of the Company's shares on the Toronto Stock Exchange on the date of the agreement to issue the shares and the date of share issuance. Flow-through shares are common shares which are issued under an agreement that, as provided for in the Canadian Income Tax Act, the Company transfers to the purchaser of the shares the benefits of the exploration expenditures that are financed by the proceeds of the share issue.

Stock-based Compensation

The Company follows the Recommendations of the Canadian Institute of Chartered Accountants ("CICA") in connection with accounting for stock option-based compensation. These Recommendations were first applied on a prospective basis to all awards granted on or after January 1, 2002. They established standards for the recognition, measurement and disclosure of stock option-based compensation and other stock based payments made in exchange for goods and services.

As amended by the CICA during the comparative year, the standard now requires that all stock option-based awards made to consultants and employees be recognized in these consolidated financial statements and measured using a fair value-based method.

Consideration received on the exercise of stock options and compensation warrants is recorded as share capital. The related contributed surplus originally recognized when the options were granted, is transferred to share capital.

Income Taxes

The Company accounts for tax consequences of the differences in the carrying amounts of assets and liabilities and their tax bases using tax rates expected to apply when these temporary differences are expected to be settled. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no net asset is recognized. The Company has taken a valuation allowance against all such potential tax assets.

The Company's accounting policy for future income taxes currently had no effect on the financial statements of any of the fiscal years presented.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation is recognized on an undiscounted cash flow basis when a reasonable estimate of the fair value of the obligation can be made. The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and is adjusted to reflect period-to-period changes in the liability resulting from the passage of time and from revisions to either expected payment dates or the amounts comprising the original estimate of the obligation. As at December 31, 2004, the Company does not have any asset retirement obligations.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly from country to country and are not predictable. The Company's policy is to meet or, if possible, surpass environmental standards set by relevant legislation by the application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against operations as incurred or capitalized and amortized depending on their expected future economic benefit. Estimated future removal and site restoration costs are recognized when the ultimate liability is reasonably determinable, and are charged against operations over the estimated remaining life of the related business operations, net of expected recoveries.

3.          RELATED PARTY TRANSACTIONS

During 2004, the Company accrued or paid legal fees aggregating $664,277 (including $254,471 for the Company's subsidiary Toquima) (2003 - $291,791; 2002 - $293,568) to a law firm of which a partner is a director of the Company. The fees are recorded within professional expenses, IPO costs of subsidiary (Toquima), mineral property acquisition costs, investments and share issue costs in these financial statements. As at December 31, 2004, this firm is owed $277,521 (2003 - $62,569). These amounts are included in accounts payable and accrued liabilities and represent the unpaid portion of the legal fees as of the respective dates. In addition, during 2004, this law firm also billed $53,920 legal fees to Africo Resources Ltd., a subsidiary of the Company accounted for on an equity investment basis.

During 2004, the Company completed an option agreement with TLC Ventures Corp. ("TLC"), whereby TLC can acquire a 100% interest in the Point Leamington Property located on the island of Newfoundland in exchange for 150,000 common shares of TLC and $125,000 in cash. TLC is required to issue an additional 75,000 common shares and pay $75,000 in cash on each of the next two anniversary date of the agreement. IF TLC were to sell the property during the option period, the Company would receive 50% of the gross proceeds less consideration already paid by TLC. The Company retains the right of first refusal to purchase a 2% NSR royalty. The Company and TLC had a common director at the time the Company entered into and completed this option agreement.

4.          INVESTMENTS

At December 31, 2004, the Company owned common shares in public and private companies as follows:

		2004			2003
	Aggregate		Market	Aggregate		Market
	Cost		Value	Cost		Value
				$		$
Public companies	814,414		611,927	351,958		388,136)
Private companies	2,363,369	(a)	-*)	14,875		-*
	3,177,783		611,927	366,833		388,136)
* - The fair value of each outstanding common share of these private companies is not readily determinable

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

4.          INVESTMENTS (continued)

(a)         Investment in Africo Resources Ltd. ("Africo")

During 2004, the Company acquired a 60% interest in Africo, a British Columbia private company and subsequently resold part of its investment in Africo for a gain of $684,174. As at December 31, 2004, the Company owned 35.6% of Africo with a book value of $2,363,369 (net of equity loss).

Africo controls an option to acquire a 75% interest in a copper-cobalt resource located in the Democratic Republic of Congo.

5.          CAPITAL TRANSACTIONS

On December 17, 2003, the Company exchanged all of its shares of its wholly-owned subsidiary Rubicon Minerals USA. Inc. ("Rubicon USA"), the sole asset of which is the Palmer property located in Alaska, USA., in consideration for 4.8 million shares of Toquima Minerals Corporation (formerly 650261 BC Ltd., "Toquima"), a private British Columbia corporation which was then also a wholly-owned subsidiary of the Company. On December 23, 2003, the Company exchanged its interest in Fremont Minerals Corporation ("Fremont"), a private Nevada corporation which holds certain mineral property interests in that State (an interest which the Company acquired earlier in 2003 for $300,000 in cash) in consideration for an additional 1.2 million common shares of Toquima. At December 31, 2004, the Company held a 60.3% (2003 - 60.3%) interest in the outstanding common share capital of Toquima.

The Company's interest in Toquima is considered to be a single purchase of a controlling interest at an effective date of December 31, 2003, with the consideration, based on the carrying amount of the Company's aggregate investment in Rubicon USA and Fremont, allocated to identifiable assets and liabilities as follows:

2003
Cash	$714,031)
Mineral property costs:
Palmer property	1,760,069)
Nevada properties	369,783)
Liabilities assumed	*(101,219)
Net assets acquired	$2,742,664)

* - 49,583 of this amount was payable to the Company

As at December 31, 2003, the Company recognized a non-controlling interest in the net assets of Toquima in the amount of $682,594.

6.          PROPERTY INTERESTS

The following is a summary of the Company's principal property interests, segregated by geographical location. It is not a comprehensive listing of all past or present property interests.

CANADA
ONTARIO
RED LAKE MINING DIVISION

McFinley Gold Property

Pursuant to the terms of two separate agreements in fiscal 2002, the Company acquired an aggregate of 16 patented claims, 25 licences of occupation, and one mineral lease.

Water Claims Agreement ("Water Claims")

The Company optioned the Water Claims (25 licences of occupation and one mineral lease) in January 2002 from Dominion Goldfields Corporation ("DGC") by agreeing to pay $800,000, issue 260,000 shares and complete US$1,300,000 of exploration prior to March 31, 2006. During 2004 the Company completed its acquisition of the Water Claims after meeting all the required payments and expenditures. The Water Claims are subject to a NSR royalty of 2%, for which advance royalties of US$50,000 are due annually (to a maximum of US$1,000,000 prior to commercial production).

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

6.          PROPERTY INTERESTS (continued)

CANADA (continued)
ONTARIO (continued)
McFinley Gold Property (continued)

Water Claims Agreement ("Water Claims") (continued)

The Company has the option to acquire a 0.5% NSR royalty for US$675,000 at any time. Upon a positive production decision the Company would be required to make an additional advance royalty payment of US$675,000, which would be deductible from commercial production royalties as well as certain of the maximum US$1,000,000 in advance royalty payments described above.

Land Claims Agreement ("Land Claims")

The Company purchased the Land Claims (16 patented claims) from DGC in July 2002 for Cdn$500,000 and the issuance of 500,000 common shares. The Company also issued to the vendor 100,000 stock options (exercise price of $1.15 per common share, expiring July 2007). The Land Claims are subject to a sliding NSR royalty of 2-3%, for which advance royalties of Cdn$75,000 are due annually (to a maximum of Cdn$1,500,000 prior to commercial production). The Company has the option to acquire a 0.5% NSR royalty for Cdn$1,000,000 at any time. Upon a positive production decision the Company would be required to make an additional advance royalty payment of Cdn$1,000,000, which would be deductible from commercial production royalties as well as certain of the maximum Cdn$1,500,000 in advance royalty payments described above.

Goldcorp Option Agreement

The Company has optioned up to a 70% interest in the 543 claims known as the Sidace Lake, Red Lake North and Adams Lake Properties to Goldcorp Inc. ("Goldcorp") whereby Goldcorp must spend $5,000,000 in exploration expenditures over 4 years, including a committed $750,000 first year expenditure (completed) to earn an initial 60% interest. Goldcorp must complete a feasibility study to earn an additional 10% interest. Goldcorp was also required to purchase 1,000,000 shares of the Company at $1.60 by way of private placement (completed in 2003).

The Sidace Lake and Red Lake North Properties are comprised of 319 claims (staked claims, and portions of the Coli Lake Agreement, Red Lake East Agreement and East Bay Agreement) in the Black Bear Lake, Coli Lake and Sobeski Lake areas. The Planet claims are subject to a sliding scale NSR of 2.0% to 2.5% depending on the price of gold.

The Adams Lake Property optioned to Goldcorp Inc. is comprised of 224 claims units in the Balmer and Bateman townships (consisting of staked claims and a portion of the Red Lake East Agreement). The property is subject to a sliding scale NSR of 1.75% to 2.0% depending on the price of gold.

DMC Properties

Meunier Property

The Company has a 100% interest in 115 unpatented mining claims, which it acquired by spending $350,000 on exploration expenditures and making option payments of $75,000. The property is subject to NSR royalty of 2.5% on 38 claims (the Company can purchase a 1.5% NSR royalty for $1.5 million), 2% NSR royalty on 54 claims (the Company can purchase a 1% NSR royalty for $1.0 million), and 1% NSR royalty on 27 claims. Annual advance royalty payments of $25,000 are due by April 15th of each year.

Red Lake West Property

The Company acquired a 100% interest in 90 unpatented mining claims in Dome and McDonough townships. The property is subject to a sliding scale NSR of 1.75% to 2.0% depending on the price of gold.

Red Lake East Property

The Company acquired a 100% interest in 454 unpatented claim units in the McDonough, Balmer and Bateman townships. The property is subject to a sliding scale NSR of 1.75% to 2.0% depending on the price of gold.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

6.          PROPERTY INTERESTS (continued)

CANADA (continued)
ONTARIO (continued)

Slate Bay Property

The Company acquired a 100% interest in 13 unpatented mining claims located in Todd township. The property is subject to a sliding scale NSR of 1.75% to 2.0% depending on the price of gold. Subsequent to December 31, 2004, the Company optioned this property to Kings Bay Gold. See Note 13.

Humlin Property

The Company acquired a 100% interest in 13 unpatented mining claims located in Fairlie Township. The property is subject to a sliding scale NSR of 1.75% to 2.0% depending on the price of gold.

East Bay Property

The Company has two option agreements to acquire a 100% interest in 83 unpatented mining claim units as follows:

Herbert Option

The Company acquired a 40% interest in 81 unpatented mining claim units located in the Bateman and Blackbear townships. The Company has the option to acquire the remaining 60% interest by making cash payments of $87,000 ($27,000 paid) and issuing 60,000 common shares (45,000 issued). The property is subject to a 2% NSR royalty, of which the Company may purchase 1% of the NSR royalty for $1.0 million.

Seargeant Property

The Company has an option to acquire a 100% interest in 2 unpatented mining claim units located in the Blackbear township by making cash payments of $55,000 ($20,000 paid) by October 20, 2006. The property is subject to a 2% NSR of which the Company may purchase 1% of the NSR royalty for $750,000.

McCuaig JV Property

The Company earned a 60% interest in three unpatented mining claims in Dome Township for which the Company paid $25,000 and incurred total exploration expenditures of $972,000 by May 31, 2003 The property is subject to a 2% NSR royalty of which the Company purchased 50% in the ERD acquisition in March 2003. The Company may with its 50% partner purchase 50% of the NSR royalty for $200,000 and also retains a right to first refusal on the remaining NSR royalty.

Hammell Lake Property

The Company acquired a 100% interest in the three unpatented mining claims.

Redstar Option Agreement

During 2002, the Company granted Redstar Resources Corporation ("Redstar") the right to earn up to a 70% interest in several of Rubicon's properties (a total of 226 claim units) at the western end of the Red Lake gold camp. The optioned properties included the Baird, Pipestone North, Pipestone South and Wolf Bay properties.

Redstar can earn an initial 51% interest in the properties by making cash payments to the Company totaling $135,000, issuing 500,000 post-consolidation shares (250,000 received) to Rubicon and expending $2.75 million in exploration work over four years, including a firm commitment of $450,000 for the first year (completed). During the comparative year, the Company amended the agreement in which Redstar can increase its interest to 60% by funding total exploration expenditures of $3 million over eight years and can increase its interest to 70% by funding and bankable feasibility study and arranging project financing for a mine. Redstar is also responsible for making all cash payments to the underlying property vendors and the issuance of 150,000 common shares to the Company (paid). Subsequent to December 31, 2004, the Company renegotiated this option agreement with Redstar. See Note 13.

Pipestone North Property

The Company acquired a 100% interest in the six unpatented mining claims.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

6.          PROPERTY INTERESTS (continued)

CANADA (continued)
ONTARIO (continued)

Redstar Option Agreement (continued)

Wolf Bay Property

The Company acquired 18 unpatented mining claims. 17 claims are optioned to Redstar and one claim was traded to a third party in return for the Company receiving an NSR of 1.75%

Pipestone South Property

The Company acquired a 100% interest in 15 unpatented mining claims.

English Royalty Division ("ERD")

During 2003, the Company acquired underlying interests to 74 mineral properties pursuant to the terms of the ERD described below and an additional 11 mineral properties for no additional consideration. The majority of the mineral properties are located in the Red Lake Mining Division. The Company made the initial acquisition when it purchased underlying title to 63 mineral properties located principally in the Red Lake Mining Division in consideration for a cash payment of $500,000 and the issuance of 250,000 common shares. Fourteen of the 74 properties were subject to agreements involving the Company as optionee, including Red Lake West, Humlin West, Red Lake East, MacKenzie, Coli Lake, Pipestone East, Pipestone South, Pipestone North, East Bay, Slate Bay English, Hammell Lake and Wolf Bay. Accordingly, this agreement reduced the Company's aggregate property payments due under these pre-existing options by $414,000, including $132,000 ($125,000 in 2004 and $9,000 in 2003).

During 2003 and 2004, the Company recorded cash and share receipts (before costs) of $1,032,738 in connection with third party option payments received pursuant to the ERD. As at December 31, 2004, the Company held NSRs and/or expected option payments on 51 mineral properties.

NEWFOUNDLAND

Golden Promise Trend Properties

The Company acquired a 100% interest in approximately 1,998 claims by map staking and an additional 978 claims were acquired under option from a third party (or fall within an area of interests with the third party) with the Company able to obtain a 100% interest in the claims through 6 option agreements by making cumulative cash payments of $464,000 ($218,100 paid) and common share issuances of 195,000 over four years (55,000 shares issued and also $40,000 paid in lieu of 30,000 shares). Rubicon has also granted a 1.5% - 2.5% NSR royalties on the optioned claims and has the right to buy back 0.5% - 1.5% of the NSRs for $1,250,000 - $1,500,000 at any time

Option Agreement with Placer Dome

The Company has optioned a 70% interest in 23 mineral licenses known as the Golden Promise, Mercer, Three Angle Pond, Badger and Tom Joe Properties to Placer Dome (CLA) Limited ("Placer") whereby Placer must spend $5,000,000 in exploration expenditures over three years (first 2 years completed as at Dec 31, 2004) and make all payments (all payments made) relating to the Mercer Agreement to earn an initial 55% interest. Placer must complete a feasibility study to earn an additional 15% interest.

Option Agreement with Crosshair Exploration and Mining Corp.

The Company has optioned seven mineral licenses known as the Victoria Lake Property (South Golden Promise area properties) to Crosshair Exploration Mining Corp. ("Crosshair") in consideration for Crosshair incurring $1.75 million in exploration expenditures and issuing 400,000 common shares (200,000 issued) to the Company.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

6.          PROPERTY INTERESTS (continued)

CANADA (continued)
NEWFOUNDLAND (continued)

Glenwood-Botwood Gold Trend (includes H-Pond)

The Company has entered into eight option agreements with prospectors to earn a 100% interest in a total of 1,211 claims for aggregate consideration of $614,000 ($330,000 paid) in cash and the issuance of 252,000 common shares, of which 74,000 common shares can be paid in cash in the amount of $74,000 (123,000 issued, $24,000 paid) over four years, and the granting of 2% NSRs of which 1% can be purchased for varying amounts between $1 million to $2.5 million at any time. The Company also has a 100% interest in an additional 2,340 claims acquired by staking. Claims subject to option agreements with third parties are as follows:

Wings Point and Glenwood Option Agreements with Crosshair

The Company has optioned a 60% interest in approximately six mineral licenses known as the Wings Point Property, 11 mineral licenses known as the Glenwood Break Property to Crosshair Exploration Mining Corp. ("Crosshair") in consideration for Crosshair incurring $1.5 million and $2.0 million respectively in exploration expenditures and issuing 800,000 common shares (400,000 issued) to the Company.

Huxter Lane Joint Venture Agreement with Meridian Gold

During the year ended December 31, 2004, the Company optioned four mineral licenses known as the Huxter Lane Property to Meridian Gold Company. Under the terms of the agreement, Meridian can earn a 55% interest in this 1350 hectare property by spending $1,000,000 over a period of three years, make the underlying cash payments to the vendor and by paying the Company approximately $61,400. Meridian may earn an additional 10% by funding the project to a bankable feasibility study and an additional 5% (for a total interest of 70%) by funding all costs to a positive production decision.

Avalon Gold Trend

The Company has four option agreements pursuant to which it may earn a 100% interest in a total of 550 claims for aggregate consideration of $315,000 ($178,000 paid) in cash and the issuance of the share equivalent of $60,000 ($35,002 paid) over a four year period, and the granting of NSR royalties ranging form 2% to 3% of which portions can be purchased for $1,000,000 to $2,000,000 for each option agreement. In February 2004, the Company entered into an agreement with IAMGold Corporation ("IAMGold"), whereby IAMGold can earn an initial 55% interest in these claims by spending $3,000,000 over a four-year period, including $500,000 before February 2005 (completed). Subsequent to December 31, 2004, IAMGold terminated the option on the project. See note 13.

New World Gold Trend

The Company has entered into an agreement on the New World Property to earn a 100% interest in 380 claims for aggregate cash consideration of $57,000 over four years ($37,000 paid) and the issuance of an aggregate of 45,000 common shares (25,000 issued) over three years. The owners were granted a 2.0% NSR of which 50% of the royalty can be purchased by the Company for $1,000,000.

Star Track Gold Trend

The Company holds an option agreement pursuant to which it may earn a 100% interest in a total of 182 claims for aggregate consideration of $122,000 ($62,000 paid) in cash and the issuance of 200,000 (120,000 issued) shares over a four year period. The Company is required to grant a 2% NSR royalty of which 50% can be purchased for $1,000,000.

Base Metal Properties

Point Leamington Property

The Company acquired a 100% interest in a mining lease in the Point Leamington area for which the Company paid an aggregate of $33,532 and issued 100,000 common shares. The property is subject to a 2% NSR royalty, of which the Company may purchase 0.5% for $500,000. During 2004, the Company completed an option agreement with TLC Ventures Corp. ("TLC"), whereby TLC can acquire a 100% interest in the Point Leamington Property located on the island of Newfoundland in exchange for 150,000 common shares of TLC and $125,000 in cash. TLC is required to issue an additional 75,000 and pay $75,000 in cash on each of the next two anniversary dates of the agreement. If TLC were to sell the property during the option period, the Company would receive 50% of the gross proceeds less consideration already paid by TLC. The Company retains the right of first refusal to purchase a 2% NSR royalty. Also see Note 3.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

6.          PROPERTY INTERESTS (continued)

CANADA (continued)
NEWFOUNDLAND (continued)
Base Metal Properties (continued)

Seal Bay Property

The Company has an option to acquire a 65% interest in two mineral licenses by incurring total exploration expenditures of $700,000 ($495,000 expended). The Company and the optionor will form a joint venture when the Company completes its option. The optionor may elect to increase its interest in the property to 49% by spending an additional $300,000 on exploration within one year of the Company earning its 65% interest.

West Cleary Property

The Company earned a 51% interest in a mineral license by incurring exploration expenditures of $81,387.

UNITED STATES OF AMERICA ALASKA

Palmer Property

The Company's subsidiary, Toquima has an exclusive 99 year mining lease on 340 federal mining claims located near Haines, Alaska

To maintain the lease, Toquima is required to make annual advance royalty payments of US$42,500 and pay annual assessment fees to the Federal Bureau of Land Management of US$34,000. The Company was also required to issue a total of 200,000 common shares (issued). The lease is subject to a 2.5% net smelter return ("NSR") royalty of which the Company may purchase portions of the NSR up to a maximum of 1.5% as follows: 0.5% for US$1,000,000 at any time before the sixth anniversary of the date of the mineral lease; 0.5% for US$2,000,000 before the seventh anniversary; and 0.5% for US$3,000,000 before the tenth anniversary. The Company has a right of first refusal to purchase the NSR or any portion thereof at any time during the term of the lease. The advance royalty payments are deductible from the NSR royalty.

During the comparative year, the Company effectively vended a non-controlling interest in the Palmer property. It retains an Right o f first offer if the current owner chooses to option the property. Refer to note 5.

7. SHARE CAPITAL

a) Authorized share capital consists of 250,000,000 common shares without par value.

	2004		2003		2002
	Number of		Number of		Number of
	Shares	$	Shares	$	Shares	$
Balance, beginning of year	52,184,631	35,911,629	34,032,251	18,737,677	23,398,867	11,281,967
Private placements	(1)2,093,412	(3)2,398,702	(2)13,979,329	(4)14,389,958	5,368,463	(5)3,568,885
Mineral properties	123,827	164,372	602,811	711,381	1,426,028	1,656,612
Stock options exercised	79,000	(6) 80,685	1,547,500	583,125	167,500	64,725
Warrants exercised	525,161	629,333	2,022,740	1,489,488	3,671,393	2,165,488
Balance, end of year	55,006,031	39,184,721	52,184,631	35,911,629	34,032,251	18,737,677

(1)	2,093,412 (Year 2003 - 2,000,000) shares were issued under a flow-through share purchase agreement.
(2)	2,000,000 shares were issued under a flow-through share purchase agreement
(3)	Net of issue costs of $532,075
(4)	Net of issue costs of $1,238,338 ($562,199 - year 2004)
(5)	Net of issue costs of $272,716
(6)	Inclusive of the original $12,465 fair value of these options allocated to share capital on exercise

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

7.          SHARE CAPITAL (continued)

b) Stock Options

The following is a summary of the changes in the Company's outstanding stock options for the 2004, 2003 and 2002 fiscal years.

	2004		2003		2002
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
		Price		Price		Price
		$		$		$
Balance at beginning of year **	2,440,000	1.00	3,117,500	0.67	1,680,000	0.38
Granted	1,435,000	1.35	895,000	1.06	1,655,000	0.92
Exercised	(79,000)	0.86	(1,547,500)	0.38	(167,500)	0.39
Expired/Cancelled	(309,375)	1.31	(25,000)	0.46	(50,000)	0.43
Outstanding and exercisable at end of
fiscal year *, **	3,486,625	1.11	2,440,000	1.00	3,117,500	0.67

* At December 31, 2004, the weighted-average remaining contractual life of stock options outstanding is 3.88 years.
** 125,000 options granted to a director in 2003 were incorrectly cancelled in 2003.These options are now shown as outstanding as at December 31, 2003 and 2004.
The Company has recorded stock-based compensation included with financial statement line items, as follows:

	2004	2003	2002
Balance at beginning of year	$753,531)	$197,485	$-
Stock-based compensation	1,100,980)	556,046	145,355
Mineral properties	-)	-	52,130
Share issuance costs	118,417)	-	-
Fair value of stock options allocated to shares issued on	(12,465)
exercise		-	-
Balance at end of year	$1,960,463)	$753,531	$197,485

In 2002, if the Company had accounted for the stock options granted to directors and employees using the fair value method the pro-forma effect on net loss per share would be as follows:

Net loss for the year	2002

As reported	$1,102,112)
Additional compensation expense	383,468)
Pro-forma net loss for the year	$1,485,580)

Loss per share
As reported	$(0.04)
Pro-forma	$(0.05)

The fair value of options included in the expense figures and in the pro-forma information above for 2002, has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk free interest rate 4.5 to 5.0% (2003 - 5%; 2002 - 2.5%); expected lives of 2 to 5 years (2003 - 2 to10 years; 2002 - 1 ½ to 5 years); an expected volatility of 65.12 to 80.62% (2003 - 50%; 2002 - 26%); and no expectation for the payment of dividends.

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management's view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company's stock option grants

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

7.          SHARE CAPITAL (continued)

c) Summary of stock options and warrants outstanding:

December 31, 2004
Type of Issue		Number Outstanding	Exercise Price or	Expiry Date
			Price Range
			$
Stock Options		75,000	0.87	01/17/05
	**	125,000	0.76	02/15/05
		100,000	1.15	07/09/07
		200,000	1.16	06/08/07
		225,000	0.84	07/18/07
		1,187,000	0.83	08/08/07
		759,625	1.48	01/27/09
		20,000	1.30	07/12/09
		415,000	1.21	12/31/09
		20,000	1.17	10/20/13
		30,000	1.18	10/21/13
		30,000	1.35	11/03/13
		300,000	1.45	12/10/13

Total Stock Options	***	3,361,625

Warrants		2,031,650	1.25	02/20/05
		212,033	1.05	02/20/05
		403,930	1.25	2/26/05
		100,000	1.25	03/04/05
		6,960	1.05	03/04/05
		5,029,029	1.25	08/22/05
		713,736	1.05	08/22/05
		159,350	1.40	12/23/07
		35,714	1.40	12/30/07

Total Warrants	***	8,692,402

** 125,000 options granted to a director in 2003 were incorrectly cancelled in 2003. These options are now shown as outstanding as at December 31, 2003 and 2004.

*** Subsequent to December 31, 2004, additional options were granted and options and warrants were exercised, cancelled or expired. See note 13.

8.          COMMITMENTS

At December 31, 2004, the Company has $247,170 in remaining lease payments for the use of its Vancouver office.

At December 31, 2004, the Company is committed to incur $2,930,777 (2003 - $1,174,832; 2002 - $Nil) in eligible exploration expenditures prior to December 31, 2005 in order to complete obligations entered into pursuant to flow-through share purchase agreements.

The Company is required to make certain cash and share option payments and incur exploration costs to maintain its mineral properties in good standing. These payments and costs are at the Company's discretion and are based upon available financial resources and the exploration merits of the mineral properties which are evaluated on a periodic basis.

9.          LOSS PER SHARE

Loss per share has been calculated using the weighted-average number of common shares outstanding during each year. Diluted loss per share is not presented as it is anti-dilutive to the loss per share figures.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

10.        DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Under Canadian GAAP applicable to junior mining exploration companies, mineral exploration expenditures may be deferred on prospective properties until such time as it is determined that further exploration is not warranted, at which time the property costs are written-off. Under US GAAP, all exploration expenditures must be expensed until an independent feasibility study has determined that the property is capable of economic commercial production. The following items (a) to (f) provide a summary of the impact on these financial statements that would result from the application of US accounting principles to deferred property costs.

	December 31,
	2004	2003	2002
a) Assets
Deferred Property Costs
Deferred property costs following Canadian GAAP	$19,815,494	$17,276,818	$12,258,113
Less deferred property costs	(19,815,494)	(17,276,818)	(12,258,113)
Deferred property costs following US GAAP	$-	$-	$-

b) Operations
Net loss following Canadian GAAP	$(4,082,836)	$(2,312,394)	$(1,102,112)
Deferred property costs expensed under US GAAP	(4,466,782)	(5,451,620)	(6,897,078)
Deferred property costs written-off under Canadian GAAP	1,928,106	432,915	171,358
Income from sale of tax benefits under US GAAP	367,665	480,000	-
Net loss under US GAAP	$(6,253,847)	$(6,851,099)	$(7,827,832)

c) Deficit
Closing deficit following Canadian GAAP	$(12,091,259)	$(8,114,423)	$(5,802,029)
Adjustment to deficit for accumulated costs expensed under US	(18,911,209)	(16,634,198)	(12,095,493)
Closing deficit under US GAAP	$(31,002,468)	$(24,748,621)	$(17,897,522)

d) Cash Flows - Operating Activities
Cash applied to operations under Canadian GAAP	$(1,099,676)	$(1,989,751)	$(418,148)
Add net loss following Canadian GAAP	4,082,836	2,312,394	1,102,112
Less net loss following US GAAP	(6,253,847)	(6,851,099)	(7,827,832)
Less other write down taken under Canadian GAAP	(1,928,106)	(432,915)	(171,358)
Add non-cash property expenditures expensed under US GAAP	(461,910)	370,633	1,688,742
Cash applied to operations under US GAAP	$(5,660,703)	$(6,590,738)	$(5,626,484)

e) Cash Flows - Investing Activities
Cash applied to investments under Canadian GAAP	$(10,574,192)	$(9,298,786)	$(7,957,393)
Add cash property costs expensed under US GAAP	9,099,621	10,049,061	7,936,059
Cash applied to investments under US GAAP	$(1,474,571)	$750,275	$(21,334)

f) Cash Flows - Financing Activities
Cash received from financing activities under Canadian GAAP	$7,313,642	$21,430,645	$8,526,821
Less: exploration recoveries included in income under US GAAP	(4,170,929)	(4,968,074)	(2,727,723)
Less: premiums on flow-through share issuances included in income	(367,665)	(480,000)	-
Cash received from financing activities under US GAAP	$2,775,048	$15,982,571	$5,799,098

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

10.        DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

OTHER DIFFERENCES BETWEEN CANADIAN AND US GAAP

g)         Loss Per Share

Under Canadian GAAP, shares held in escrow are included in the calculation of loss per share. Under US GAAP, shares held in escrow are excluded from the weighted-average number of shares outstanding until such shares are released for trading.

Additionally, Statement of Financial Accounting Standards No. 128: Earnings per Share ("SFAS 128") replaces the presentation of primary earnings per share ("EPS") with a presentation of both basic and diluted EPS for all entities with complex capital structures including a reconciliation of each numerator and denominator. Basic EPS excludes dilutive securities and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding in the year. Diluted EPS reflects the potential dilution that could occur if dilutive securities were converted into common stock and is computed similarly to fully-diluted EPS pursuant to previous accounting pronouncements. SFAS 128 applies equally to loss per share presentations.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share calculations:

	2004	2003	2002

Numerator: Net loss for the year under US GAAP	$(6,253,847)	$(6,851,099)	$(7,827,832)
Denominator: Weighted-average number of shares under
Canadian GAAP	52,919,912	43,240,383	31,010,908
Adjustment required under US GAAP (escrow shares)	(50,000)	(21,260)	-
Weighted-average number of shares under US GAAP	52,869,912	43,219,123	31,010,908
Basic and diluted loss per share under US GAAP	$(0.12)	$(0.16)	$(0.25)

h)         Stockholders' Equity

i)            Accumulated Other Comprehensive Income

Under SFAS 130, the Company is required to record certain gains and losses as a component of Stockholder's Equity, with the current changes in the component balances comprising the balance sheet figure disclosed in a separate statement or in a financial statement note. The only item in the Company's financial statements impacting Comprehensive Income is the unrealized gains and losses on the Company's non-current investments.

The following provides the continuity of Accumulated Other Comprehensive Income or Loss under US GAAP:

Accumulated Other Comprehensive Loss - December 31, 2001	$500)
Other Comprehensive Income - 2002	(813)
Accumulated Other Comprehensive Income - December 31, 2002	$(313)
Other Comprehensive Income - 2003	36,491)
Accumulated Other Comprehensive Income - December 31, 2003	$36,178)
Other Comprehensive Loss - 2004	(238,665)
Accumulated Other Comprehensive Income - December 31, 2004	$(202,487)

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

OTHER DIFFERENCES BETWEEN CANADIAN AND US GAAP (continued)

h)          Stockholders' Equity (continued)

ii)         Flow-Through Shares

Under US GAAP, a liability is recognized on the sale of flow-through shares for the premium obtained by the Company, if any, of the sale price per share over the market value at the time of issuance. Under Canadian GAAP, no such premium is recognized. Upon renunciation of the flow-through share proceeds to investors, the liability under US GAAP is reversed and the Company recognizes a deferred tax benefit for this amount. The Company follows the policy of renouncing fully to investors the proceeds of all flow-through financings received during the year, whether the underlying exploration expenditures have been incurred or not, as at its fiscal year end, which coincides with the personal taxation year of individuals in Canada. Accordingly, the Company under a pro-forma application of US GAAP would have recognized the following amounts of deferred tax benefits, amounts included in current operations, in connection with issuances of flow-through shares: (Refer also to note 10(f)).

	2004	2003	2002
Deferred tax benefit	$367,665	$480,000	$-

The Company's share capital balance under Canadian GAAP would be impacted as follows by the pro-forma application of this US GAAP standard:

	2004	2003	2002
Share capital under Canadian GAAP	$39,172,256	$35,911,629	$18,737,677
Deferred tax benefit included in income under US GAAP- 1999	(24,436)	(24,436)	(24,436)
Deferred tax benefit included in income under US GAAP - 2000	(134,000)	(134,000)	(134,000)
Deferred tax benefit included in income under US GAAP - 2003	(480,000)	(480,000)	-
Deferred tax benefit included in income under US GAAP - 2004	(367,665)	-	-
Share capital under US GAAP	$38,166,155	$35,273,193	$18,579,241

iii)         Investments

Under Canadian GAAP, no write-down to market values is required if an investment is considered by management to be held for the long-term, unless there has been an other-than-temporary decline in the value of that investment. Under US SFAS 115, the investments held by the Company are considered to be "available for sale securities" and are required to be reported at fair value, with any unrealized holding gains and losses included in current Other Comprehensive Income, a component of Stockholder's Equity.

The following provides reconciliation to US GAAP of a pro-forma application of SFAS 115 to these financial statements:

	2004	2003	2002
Investments under Canadian GAAP	$3,197,783	$366,833	$40,119
Other Comprehensive Income under US GAAP - 1999	1,500	1,500	1,500
Other Comprehensive Loss under US GAAP - 2000	(6,101)	(6,101)	(6,101)
Other Comprehensive Income under US GAAP - 2001	5,101	5,101	5,101
Other Comprehensive Loss under US GAAP - 2002	(813)	(813)	(813)
Other Comprehensive Income under US GAAP - 2003	36,491	36,491	-
Other Comprehensive Loss under US GAAP - 2004	(238,665)	-	-
Investments under US GAAP	$2,995,296	$403,011	$39,806

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
(Stated in Canadian Dollars)

11.     COMPARATIVE FIGURES

Certain of the prior years' figures have been reclassified to conform with the current year's financial statement presentation.

12.        INCOME TAXES

At December 31, 2004, the Company had non-capital losses of approximately $5.4 million expiring over the next seven years and available to reduce taxable income earned during that period. In addition, the Company has approximately $15.9 million of resource and other tax pools available to offset future taxable income. The potential net future tax benefit relating to these amounts has not been reflected in the financial statements as their utilization cannot be considered likely.

13.       SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following occurred during the period subsequent to December 31, 2004:

Share Capital

  In January 2005, the Company closed the final tranche of a flow through financing announced in December 2004 by issuing 1,000,000 common shares @ $1.40 per common share, 100,000 broker warrants enabling the holders to purchase 100,000 common shares at $1.40 per common share for a period of two years and paying $112,000 cash in commission.

  300,000 stock options were exercised at prices ranging from $0.76 to 0.86 per common share for cash proceeds of $245,500 and 135,625 stock options exercisable at prices ranging from $0.87 to $1.48 per common share were cancelled or expired.

  482,493 warrants were exercised at prices ranging from $1.05 to $1.25 per common share for cash proceeds of $559,318.

  The Company issued stock options to directors and officers to purchase 1,825,000 common shares at $1.18 per common share.

Mineral properties

  The Company optioned its Slate Bay project to King's Bay Gold whereby King's Bay Gold can earn a 51% interest in the property by spending $2.75 million in exploration costs on the property over four years, commencing March 1, 2005, including a firm commitment to spend $250,000 in exploration costs in the first year of the agreement. King's Bay Gold has made an initial payment of $10,000 and 25,000 of its common shares to the Company and is required to make additional payments of $90,000 in cash and $90,000 in its common shares to the Company over the term of the agreement.

  The Company renegotiated the option agreement with Redstar Resources Corporation ("Redstar") whereby under the new agreement Redstar agreed to make an initial cash and share payment of $25,000 and 250,000 common shares. Redstar is then required to make additional cash payments of $175,000, issue an additional $75,000 in Redstar shares and complete an additional $1,100,000 in work expenditures over a four year period to earn a 51% interest in a number of properties covered under the Redstar option agreement.

  IAMGold notified the Company it had terminated its option to earn a 55% interest in the Avalon project.

Investment in Africo

  Africo approved a $5.33 million non-brokered private placement to its existing shareholders at a price of $1.50 per share to provide sufficient working capital to complete the feasibility study on its copper-cobalt property in the Democratic Republic of Congo. The Company has agreed to participate in the private placement up to $2.13 million of which $1.15 million has been advanced. Africo is evaluating various alternatives to secure a public listing. Africo also released additional diamond drilling results. See the Company's news release dated March 21, 2005 for further details.

Changes to the Board of Directors

  On February 1, 2005, the Company appointed Kevin Sherkin and John R. Brodie, FCA to its Board and Doug Forster and Michael Gray stepped down in order to allow for the new board appointments.